CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Municipal Securities Trust of our reports dated July 18, 2024 and July 23, 2024, relating to the financial statements and financial highlights of each of the funds listed in Appendix A (collectively, the “Funds”), which appear in the Fund’s Annual Reports on Form N-CSR for the year ended May 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Its Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 23, 2024

Appendix A

Fund	Opinion Date
John Hancock High Yield Municipal Bond Fund	July 18, 2024
John Hancock Municipal Opportunities Fund	July 18, 2024
John Hancock Short Duration Municipal Opportunities Fund	July 23, 2024

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